Exhibit 4.1
PROMISSORY NOTE

November 3, 2006

$250,000.00

FOR VALUE RECEIVED, the undersigned, ATSI COMMUNICATIONS, INC., a Nevada corporation (the “Company”), promises to pay CCA FINANCIAL SERVICES (the “Lender”) at P.O. Box 16298, Sugar Land, TX 77496 or other address as the Lender shall specify in writing, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000) and interest at the annual rate of sixteen percent (16%) on the unpaid balance pursuant to the following terms of this Promissory Note (the “Note”):

1.  Principal and Interest. For value received, the Company hereby promises to pay to the order of the Lender on the 12-month anniversary of the date hereof (“Maturity Date”) in lawful money of the United States of America and in immediately available funds the principal sum of Two Hundred Fifty Thousand Dollars ($250,000), together with interest on the unpaid principal of this note at the rate of sixteen percent (16%) per year (computed on the basis of a 365-day year and the actual days elapsed) from the date of this Note until paid.

2.  Monthly Principal and Interest Payments. The Company shall make monthly payments of principal and interest in accordance with the payment schedule attached hereto as Exhibit A (the “Payment Schedule”). Each payment shall be due and payable as of the Payment Due Date set forth on the Payment Schedule and all payment amounts shall be first applied to interest and the balance to principal. There shall be no prepayment fee or penalty.

3.  Right of Prepayment. Notwithstanding the payments pursuant to Section 2, the Company at its option shall have the right to prepay, with three (3) business days advance written notice, any additional amounts of outstanding principal of the Note without penalty.

4.  Waiver and Consent. To the fullest extent permitted by law and except as otherwise provided herein, the Company waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to this Note.

5.  Costs, Indemnities and Expenses. In the event of default as described herein, the Company agrees to pay all reasonable fees and costs incurred by the Lender in collecting or securing or attempting to collect or secure this Note, including reasonable attorneys’ fees and expenses, whether or not involving litigation, collecting upon any judgments and/or appellate or bankruptcy proceedings. The Company agrees to pay any documentary stamp taxes, intangible taxes or other taxes which may now or hereafter apply to this Note or any payment made in respect of this Note, and the Company agrees to indemnify and hold the Lender harmless from and against any liability, costs, attorneys’ fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

6.  Secured Nature of the Note. This Note is secured by the Security Agreement of even date herewith between the Company and the Lender (the “Security Agreement”) (collectively this Note, the Security Agreement, and any other related agreements entered into between the Company and the Lender are collectively referred to herein as the “Transaction Documents”).

7.  Event of Default. An “Event of Default” shall be deemed to have occurred upon the occurrence of any of the following:

(i)  The Company should fail for any reason or for no reason to make any payment of the principal of, interest on or other charges in respect of this Note, within ten (10) days of the date the same shall become due and payable (whether on an installment date or the Maturity Date or by acceleration or otherwise);

(ii)  The Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Note, or any of the other Transaction Documents, which is not cured within fifteen (15) days after the time of breach;

(iii)  The Company or any subsidiary that is controlled by the Company shall commence, or there shall be commenced against the Company or any subsidiary controlled by the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary controlled by the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary controlled by the Company or there is commenced against the Company or any subsidiary controlled by the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any subsidiary controlled by the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary controlled by the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary controlled by the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary controlled by the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary controlled by the Company for the purpose of effecting any of the foregoing; provided however, that the no such action relating to or affecting ATSI Communications, Inc., a Texas corporation, or Telespan, Inc., a Texas corporation) shall be considered an Event of Default hereunder; and

(iv)  The Company or any subsidiary controlled by the Company shall default in any of its obligations under any other promissory note, or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary controlled by the Company in an amount exceeding $200,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; and

(v)  The Common Stock shall cease to be quoted for trading or listed for trading on the OTC Bulletin Board (“OTC”), Nasdaq SmallCap Market, New York Stock Exchange, American Stock Exchange or the Nasdaq National Market and shall not again be quoted or listed for trading thereon within five (5) Trading Days of such delisting.

8.  Remedies.Upon an Event of Default (as defined above), the entire principal balance and accrued interest outstanding under this Note, and all other obligations of the Company under this Note, shall be immediately due and payable without any action on the part of the Lender; interest shall accrue on the unpaid principal balance at twenty four percent (24%) per year or the highest rate permitted by applicable law, if lower; and the Lender shall be entitled to seek and institute any and all remedies available to it. Furthermore, anytime after the occurrence of an Event of Default the Lender from time to time may convert the outstanding amounts owed under this Note into shares of Common Stock (the “Conversion Shares”) at a conversion price equal to the lesser of (a) the fixed price one hundred twenty percent (120%) of the Closing Bid Price as quoted by Bloomberg, LP on the date of this Note, or (b) eighty percent (80%) of the lowest Closing Bid Price of the Common Stock as quoted by Bloomberg, LP during the five (5) trading days immediately preceding the date of such conversion. However, in no event, shall the number of shares issued exceed seventy-five million (75,000,000) shares. In order to convert, the Lender shall send a notice of conversion in the form attached hereto as Exhibit B (“Conversion Notice”) to the Company and to the Company’s transfer agent, and the Company shall, or cause its transfer agent to, deliver to the Lender the Conversion Shares in an amount equal to the outstanding amount of this Note being converted divided by the applicable conversion price as set forth on the Conversion Notice within three (3) Trading Days receipt of such Conversion Notice.

9.  Maximum Interest Rate. In no event shall any agreed to or actual interest charged, reserved or taken by the Lender as consideration for this Note exceed the limits imposed by New Jersey law. In the event that the interest provisions of this Note shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Lender in excess of those lawfully collectible as interest shall be applied against the principal of this Note immediately upon the Lender’s receipt thereof, with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Lender had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

10.  Representations, Warranties, and Covenants of the Company.

(a)
Organization and Qualification. The Company and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

(b)
Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Note and the other Transaction Documents and to issue the Conversion Shares upon an Event of Default in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Note and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(c)
The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), 50,000 shares of Series A Preferred Stock, $.001 par value per share (the “Series A Preferred”), 3,000 shares of Series D Preferred Stock, $.001 par value per share (the “Series D Preferred”), 10,000 shares of Series E Preferred Stock, $.001 par value per share (the “Series E Preferred”), and 16,000,000 shares of Series H Preferred Stock, par value $0.001 per share (the “Series H Preferred”) of which ______________ shares of Common Stock, 2,750 shares of Series A Preferred, 742 shares of Series D Preferred, 1,170 shares of Series E Preferred, and 11,802,353 shares of Series H Preferred are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable.

(d)
Reporting Status. Until the earlier of (i) the date as of which the Lender may sell all of the Conversion Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (or successor thereto), or (ii) the date on which (A) the Lender shall have sold all the Conversion Shares and (B) none of the Note remains outstanding, the Company shall file in a timely manner all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations of the Securities and Exchange Commission thereunder, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

(e)
Listings or Quotation. The Company’s Common Stock shall be listed or quoted for trading on any of (a) the American Stock Exchange, (b) New York Stock Exchange, (c) the Nasdaq National Market, (d) the Nasdaq Capital Market, or (e) the OTC Bulletin Board (“OTC”) (each, a “Primary Market”) and if issued, the Company shall promptly secure the listing or quotation of the Conversion Shares for trading on the same Primary Market upon which the shares of Common Stock are then listed or quoted.

(f)
Each of the Company and the Lender shall pay all costs and expenses incurred by such party in connection with the negotiation, investigation, preparation, execution and delivery of the Transaction Documents, except that the Company shall pay to the Buyer or its designee a due diligence and structuring fee to of Seven Thousand Five Hundred Dollars ($7,500) which shall be paid directly from the proceeds of the this Note.

(g)
Issuance of Capital Stock. So long as any portion of this Note is outstanding, the Company shall not, without the prior written consent of the Lender, (i) issue or sell shares of common stock or preferred stock without consideration or for a consideration per share less than 80% of the bid price of the common stock determined immediately prior to its issuance, (ii) issue any warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire common stock without consideration or for a consideration less than 80% of such common stock’s bid price value determined immediately prior to its issuance, (iii) enter into any security instrument granting the holder a security interest in any and all assets of the Company, or (iv) file any registration statement on Form S-8 except to register up to 15% of the number of shares outstanding to be issued to employees, officers, or directors pursuant to a employee stock option plan approved by the Company’s Board of Directors.

11.  Cancellation of Note. Upon the repayment by the Company of all of its obligations hereunder to the Lender, including, without limitation, the principal amount of this Note, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed canceled and paid in full. Except as otherwise required by law or by the provisions of this Note, payments received by the Lender hereunder shall be applied first against expenses and indemnities, next against interest accrued on this Note, and next in reduction of the outstanding principal balance of this Note.

12.  Severability. If any provision of this Note is, for any reason, invalid or unenforceable, the remaining provisions of this Note will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Note that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

13.  Amendment and Waiver. This Note may be amended, or any provision of this Note may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by the parties hereto. The waiver by any such party hereto of a breach of any provision of this Note shall not operate or be construed as a waiver of any other breach.

14.  Successors. Except as otherwise provided herein, this Note shall bind and inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns.

15.  Assignment. This Note shall not be directly or indirectly assignable or delegable by the Company. The Lender may assign this Note as long as such assignment complies with the Securities Act of 1933, as amended.

16.  No Strict Construction. The language used in this Note will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

17.  Further Assurances. Each party hereto will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Note.

18.  Notices, Consents, etc.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Company:	ATSI Communications, Inc
3201 Cherry Ridge Drive, Suite C300
San Antonio, TX 78230
Attention: Arthur L. Smith
Chief Executive Officer
Telephone: 210-614-7240
Facsimile: 210-614-7264

With a Copy to:	Franklin, Cardwell & Jones
1001 McKinney, 18th Floor
Houston, Texas 77002
Attention: Lawrence E. Wilson
Telephone: (713) 425-3259
Facsimile: (713) 222-0938

If to the Lender:	CCA Financial Services, Inc.
P.O. Box 16298
Sugar Land, TX 77496
Attention: Frank L. Angelo
Telephone: (713) 202-4609
Facsimile: (281) 265-5392

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) trading days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

19.  Remedies, Other Obligations, Breaches and Injunctive Relief. The Lender’s remedies provided in this Note shall be cumulative and in addition to all other remedies available to the Lender under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Lender contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Lender’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. No remedy conferred under this Note upon the Lender is intended to be exclusive of any other remedy available to the Lender, pursuant to the terms of this Note or otherwise. No single or partial exercise by the Lender of any right, power or remedy hereunder shall preclude any other or further exercise thereof. The failure of the Lender to exercise any right or remedy under this Note or otherwise, or delay in exercising such right or remedy, shall not operate as a waiver thereof. Every right and remedy of the Lender under any document executed in connection with this transaction may be exercised from time to time and as often as may be deemed expedient by the Lender. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Lender and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Lender shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, and specific performance without the necessity of showing economic loss and without any bond or other security being required.

20.  Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New Jersey without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New Jersey. Each party hereby irrevocably submits to the exclusive jurisdiction of the Superior Court of the State of New Jersey sitting in Hudson County, New Jersey and the United States Federal District Court for the District of New Jersey sitting in Newark, New Jersey, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

21.  No Inconsistent Agreements. None of the parties hereto will hereafter enter into any agreement, which is inconsistent with the rights granted to the parties in this Note.

22.  Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Note and their respective permitted successor and assigns, any rights or remedies under or by reason of this Note.

23.  Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THE LENDER TO LOAN TO THE COMPANY THE MONIES HEREUNDER, THE COMPANY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

24.  Entire Agreement.  This Note (including any recitals hereto) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

IN WITNESS WHEREOF, this Promissory Note is executed by the undersigned as of the date hereof.

CCA Financial services, inc.

By: /s/ Frank L. Angelo
Name: Frank L. Angelo

ATSI Communications, Inc.

By: /s/ Arthur L. Smith
Name: Arthur L. Smith
Title: President & CEO

EXHIBIT A

PAYMENT SCHEDULE

AMORTIZATION SCHEDULE - Normal Amortization

	Date	Payment	Interest	Principal	Balance
Loan	10/31/2006				250,000.00
1	11/30/2006	7,807.49	3,333.33	4,474.16	245,525.84
2	12/31/2006	7,807.49	3,273.68	4,533.81	240,992.03
2006 Totals		15,614.98	6,607.01	9,007.97

3	1/31/2007	7,807.49	3,213.23	4,594.26	236,397.77
4	2/28/2007	7,807.49	3,151.97	4,655.52	231,742.25
5	3/31/2007	7,807.49	3,089.90	4,717.59	227,024.66
6	4/30/2007	7,807.49	3,027.00	4,780.49	222,244.17
7	5/31/2007	7,807.49	2,963.26	4,844.23	217,399.94
8	6/30/2007	7,807.49	2,898.67	4,908.82	212,491.12
9	7/31/2007	7,807.49	2,833.21	4,974.28	207,516.84
10	8/31/2007	7,807.49	2,766.89	5,040.60	202,476.24
11	9/30/2007	7,807.49	2,699.68	5,107.81	197,368.43
12	10/31/2007	200,000.00	2,631.57	197,368.43	0.00
2007 Totals		270,267.41	29,275.38	240,992.03

Grand Totals		285,882.39	35,882.39	250,000.00

Last interest amount decreased by 0.01 due to rounding.

EXHIBIT B

CONVERSION NOTICE

(To be executed by the Lender in order to Convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $      of the principal amount of this Note into shares of Common Stock of ATSI Communications, Inc., according to the conditions stated therein, as of the Date written below.

Conversion Date:
Amount to be converted:	$
Conversion Price:	$
Number of shares of Common Stock to be issued:
Amount of Note Unconverted:	$

Please issue the shares of Common Stock in the following name and to the following address:
Issue to:

Authorized Signature:
Name:
Title:
Broker DTC Participant Code:
Account Number: